Exhibit 10.9

[            ], 2015

[Name]

[Address]

Re:	Ballast Point Brewing & Spirits, Inc. Board of Directors

Dear [Name]:

It is my sincere pleasure to invite you to join the Board of Directors (the “Board”) of Ballast Point Brewing & Spirits, Inc., a Delaware corporation (“Ballast Point”), which as a result of a corporate reorganization will become the parent holding company of our operating business conducted through Home Brew Mart, Inc., a California corporation (together with Ballast Point, collectively, the “Company”) This letter confirms our offer to you on the following terms:

1. Effective Date; Term. Your term as a member of the Board will commence on the formation of Ballast Point, which we expect to occur in July 2015, and will continue until your successor is duly elected and has qualified under applicable law and the Company’s bylaws, or until your earlier resignation or removal from the Board. Your continued tenure on the Board will be at the discretion of the Company’s stockholders in accordance with Delaware law and the Company’s certificate of incorporation and bylaws.

2. Responsibilities. As a Board member, you will be required to perform such duties as a director as may be determined and assigned by the Board and under the Company’s articles of incorporation, bylaws and policies, as well as such duties assigned under Delaware and other applicable laws. You will be expected to participate in regularly scheduled and special Board meetings, meet or otherwise periodically confer with Company executives and provide such other services as are customary and appropriate for members of a board of directors. The Company expects that you will attend regularly-scheduled meetings in person. However, we understand that scheduling issues arise.

Note that you are not an employee of the Company and have no authority to obligate the Company by contract or otherwise.

3. Compensation; Taxes.

Annual Retainer: You will be eligible for an annual cash retainer in the amount of $45,000. You will also be eligible for an additional annual cash retainer in the amount of $5,000 for service as the chairperson of any Board committee. The retainers will be paid quarterly in arrears and will be prorated for any partial quarter of service.

Equity Award: In connection with your commencement of services as a member of the Board (and its committees, as applicable), effective on the date of your election to the Board, you will receive 10,000 restricted stock units pursuant to the Company’s 2014 Stock Incentive Plan (the “Plan”). Each restricted stock unit represents the right to receive one share of common stock (the “Common Stock”) of the Company. The restricted stock units will vest as follows: (a) in the event of the initial public offering of the Company’s Common Stock, to the extent the Board determines that you will be allowed to sell shares of the Company’s Common Stock subject to the award in the offering, a corresponding number of restricted stock units will vest immediately prior to such offering, and any remaining restricted stock units will vest in three equal installments on each of the first, second and third anniversaries of such offering, or (b) if earlier, upon a change in control of the Company. Your continued service to the Company through the applicable vesting date is a condition to such vesting. The Company’s standard form of restricted stock unit agreement will govern your award.

No Benefits: As a non-employee director, you will not be eligible for any employee benefits (including, but not limited to, vacation, health insurance or worker’s compensation).

Taxes: The Company will report all compensation paid to you on Form 1099. The Company will not make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

4. Expenses. The Company will reimburse you for reasonable travel and other incidental expenses incurred by you in connection with the your service on the Board, in each case as approved by the Company, so long as (i) the expenditures are of a nature qualifying them as legitimate and reasonable business expenses, and (ii) you provide the Company with appropriate receipts or other relevant documentation.

5. Confidentiality. You agree that you will not, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide the Confidential and Proprietary Information (defined below) to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential and Proprietary Information to the general public in any form; (iii) take any action that uses Confidential and Proprietary Information to solicit any client or prospective client of the Company, its subsidiaries or affiliates; or (iv) take any action that uses Confidential and Proprietary Information for solicitation or marketing for any service or product or on your behalf or on behalf of any entity other than the Company, its subsidiaries or affiliates with which you may become associated, except (a) as required in connection with the performance of your duties to the Company, (b) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to you, or (c) as permitted by the express written consent of the Board. In the event that you are required to disclose Confidential and Proprietary Information pursuant to the exceptions set forth in subsections (a) through (c) above, you shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, you may disclose only that portion of the Confidential and Proprietary Information you are legally compelled to disclose, upon advice of your counsel. In such cases, you shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. This provision applies without limitation to unauthorized use of

Confidential and Proprietary Information in any medium, writings of any kind containing such information or materials, including books, and articles, blogs, websites, or writings of any other kind, or film, videotape, or audiotape.

For purposes of this letter, “Confidential and Proprietary Information” means any information, technical data, trade secrets, ideas or know-how, including, but not limited to, techniques, intellectual property, unpublished findings, patent applications, product and research programs, product plans, and business plans and forecasts, pricing information, the identity of and any information concerning partners, customers, distributors or suppliers, procedures, processes, strategies, methods, systems, designs, specifications, discoveries, inventions, production methods and sources, recipes, ingredients, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other product, technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers that you have previously or may in the future develop or of which you may acquire knowledge during your engagement with the Company, or from your colleagues during your engagement with the Company; provided that Confidential and Proprietary Information does not include information that, other than as a result of a breach by you of this letter, (i) is or becomes known to you other than through your services with the Company, or (ii) is or becomes generally available to the public.

6. Fiduciary Duties; No Conflicts. As a member of the Board, you will have fiduciary duties to the Company and its stockholders. By counter-signing this letter, you represent and warrant to the Company that your service on the Board will not breach or conflict with any agreement or other arrangement between you and any third party, and you agree not to enter into any agreement or other arrangement that conflicts with your ability to serve on the Board. You agree that if a conflict of interest arises during your tenure on the Board, based upon your employment, engagement or participation with or ownership of any other firm or entity or otherwise, you will promptly disclose such conflict to the Board in writing.

7. Indemnification. You will be entitled to indemnification in connection with your service as a member of the Board in accordance with the Company’s articles of incorporation and bylaws. In addition, in connection with the Company’s initial public filing, the Company will enter into a standard form of public company indemnification agreement for directors and officers with you and the other directors. In addition, the Company maintains director and officer liability insurance in such amounts as determined by the Board.

8. Entire Agreement. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any other agreements or promises made to you by the Company or any of its directors, officers or representatives. This letter may only be modified in a writing signed by a duly authorized officer of the Company and by you.

*****

If you are in agreement with the terms of this letter, please counter-sign this letter below and return your executed signature page to the Company. We look forward to your favorable reply and to a productive future relationship.

Sincerely,

Jim Buechler
Chief Executive Officer and President

Acknowledged and Agreed:

[Name]

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